Filed Pursuant to Rule 433
Registration No. 333-163947
Free Writing Prospectus Dated November 18, 2010
EOG Resources, Inc.
Pricing Term Sheet
$1,500,000,000
$400,000,000 2.500% Senior Notes due 2016
$750,000,000 4.100% Senior Notes due 2021
$350,000,000 Floating Rate Senior Notes due 2014
$400,000,000 2.500% Senior Notes due 2016

Issuer:	EOG Resources, Inc.
Principal Amount:	$400,000,000
Maturity Date:	February 1, 2016
Coupon:	2.500%
Treasury benchmark:	1.25% Notes due October 31, 2015
Treasury yield:	1.505%
Re-offer spread:	105 bps
Issue Price:	99.736%
Yield to maturity:	2.555%
Redemption Provisions:
Make-whole call	At any time at the greater of (i) 100% or (ii) a discount rate of Treasury plus 20 basis points
CUSIP/ISIN:	26875PAH4 / US26875PAH47
Interest Payment Dates:	Semi-annually on February 1 and August 1 commencing February 1, 2011
Settlement Date:	T+3; November 23, 2010
Ratings*:	Moody’s: A3 (negative outlook)
S&P: A- (negative outlook)
Bookrunners:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC
Co-Managers:	BBVA Securities Inc.
Goldman, Sachs & Co.
Scotia Capital (USA) Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Comerica Securities, Inc.
RBC Capital Markets, LLC
Allen & Company LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

$750,000,000 4.100% Senior Notes due 2021

Issuer:	EOG Resources, Inc.
Principal Amount:	$750,000,000
Maturity Date:	February 1, 2021
Coupon:	4.100%
Treasury benchmark:	2.625% Notes due November 15, 2020
Treasury yield:	2.902%
Re-offer spread:	125 bps
Issue Price:	99.576%
Yield to maturity:	4.152%
Redemption Provisions:
Make-whole call	At any time at the greater of (i) 100% or (ii) a discount rate of Treasury plus 25 basis points
CUSIP/ISIN:	26875PAG6 / US26875PAG63
Interest Payment Dates:	Semi-annually on February 1 and August 1 commencing February 1, 2011
Settlement Date:	T+3; November 23, 2010
Ratings*:	Moody’s: A3 (negative outlook) S&P: A- (negative outlook)
Bookrunners:
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC

Co-Managers:
BBVA Securities Inc.
Goldman, Sachs & Co.
Scotia Capital (USA) Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Comerica Securities, Inc.
RBC Capital Markets, LLC
Allen & Company LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

$350,000,000 Floating Rate Senior Notes due 2014

Issuer:	EOG Resources, Inc.
Principal Amount:	$350,000,000
Maturity Date:	February 3, 2014
Coupon:	3-month LIBOR + 75 bps
Issue Price:	100%
Redemption Provisions:	Not redeemable
CUSIP/ISIN:	26875PAJ0 / US26875PAJ03
Interest Payment and Reset Dates:
Quarterly on February 3, May 3, August 3 and November 3, commencing February 3, 2011; provided that if any interest payment date (other than the maturity date) is not a business day, the Company will pay interest on the next day that is a business day, except that if such business day is in the immediately succeeding calendar month, such interest payment date (other than the maturity date) shall be the immediately preceding business day. If the maturity date is not a business day, the Company will pay interest, if any, and principal and premium, if any, on the next day that is a business day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding business day.

Initial Interest Rate:	3-month LIBOR, determined as of two London business days prior to the original issue date, plus 0.75% per annum.

Interest Reset Periods:
The “initial interest period” will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each “interest reset period” will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period will be the period from and including the interest reset date immediately preceding the maturity date to but excluding the maturity date.

Interest Rate Determination:
The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the original issue date in the case of the initial interest reset period, and thereafter the second London business day immediately preceding the applicable interest reset date. The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

3-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with the Company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any interest rate will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the calculation agent will notify the Company and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

All calculations made by the calculation agent for the purposes of calculating interest shall be conclusive and binding on the holders and the Company, absent manifest errors.

Business Day:
With respect to the notes, “business day” means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment, and (2) that is also a “London business day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Day Count Convention:	Actual/360
Calculation Agent:	Wells Fargo Bank, N.A., or its successor appointed by the Company
Settlement Date:	T+3; November 23, 2010
Ratings*:	Moody’s: A3 (negative outlook) S&P: A- (negative outlook)
Bookrunners:
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
SG Americas Securities, LLC

Co-Managers:
BBVA Securities Inc.
Goldman, Sachs & Co.
Scotia Capital (USA) Inc.
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Comerica Securities, Inc.
RBC Capital Markets, LLC
Allen & Company LLC
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (877) 858-5407, J.P. Morgan Securities LLC at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322.